Exhibit 99.2

American Eagle Outfitters, Inc.
May 2008

Recorded Sales Commentary Transcript dated June 5, 2008

Good morning and welcome to the American Eagle Outfitters May 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on current expectations. Actual results may be materially different based on our risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended May 31, 2008 increased slightly to $200.0 million, compared to $199.2 million for the four weeks ended June 2, 2007. Comparable store sales decreased 9%, compared to a 5% increase for the same period last year.

May sales results are consistent with our recent expectations. As we anticipated, similar trends across AE guy's and girl's categories continued throughout the month. Guys increased in the low single-digits, and the girl's comp declined in the mid-teens.

In May, the average unit retail price decreased in the high single-digits, driven by higher markdowns, which was in-line with our plan. Transactions per store decreased in the high single-digits, due to a decline in traffic and conversion.

Comps across all regions declined in May.

Sales related to our direct business increased 24%, driven by increased traffic and higher conversion.

We are maintaining our second quarter EPS guidance of $0.28 to $0.30 cents per share. This compares to $0.37 cents per share last year.

Thank you for your continued interest in American Eagle Outfitters.